                                                                     EXHIBIT 2.9

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                         TEST SYSTEMS STRATEGIES, INC.
                           (a Delaware corporation),

                         CREDENCE SYSTEMS CORPORATION,

                              SUMMIT DESIGN, INC.

                                      AND
                         TEST SYSTEMS STRATEGIES, INC.
                            (an Oregon corporation)

                           Dated as of May 19, 1997

                              INDEX OF SCHEDULES

SCHEDULE  DESCRIPTION

                               TABLE OF CONTENTS

                                                                                       PAGE
ARTICLE I

THE ACQUISITION                                                                         -1-
        1.1  Purchase of Assets                                                         -1-
        1.2  Consideration                                                              -2-
        1.3  Closing                                                                    -3-

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND SUMMIT                                     -4-
        2.1  Organization; Good Standing                                                -4-
        2.2  Authorization of Seller                                                    -4-
        2.3  Financial Statements                                                       -5-
        2.4  Absence of Certain Changes and Events                                      -5-
        2.5  Customers and Commitments                                                  -6-
        2.6  Inventory                                                                  -6-
        2.7  Title to Assets; Absence of Liens and Encumbrances                         -6-
        2.8  Compliance with Laws                                                       -6-
        2.9  Consents                                                                   -7-
        2.10 Proprietary Rights                                                         -7-
        2.11 Restrictive Documents or Orders                                           -10-
        2.12 Contracts and Commitments                                                 -10-
        2.13 Assets                                                                    -10-
        2.14 Insurance                                                                 -10-
        2.15 Product Warranties and Its Product Liability                              -10-
        2.16 Litigation                                                                -11-
        2.17 Interested Party Relationships                                            -11-
        2.18 Books and Records                                                         -11-
        2.19 Complete Disclosure                                                       -11-
        2.20 Backlog                                                                   -11-

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND CSC                                        -12-
        3.1  Organization, Standing and Power                                          -12-
        3.2  Authority                                                                 -12-
        3.3  Ability to Perform                                                        -12-
        3.4  No Conflict                                                               -12-



                               TABLE OF CONTENTS
                                  (CONTINUED)
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

                                                                                       PAGE
ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE                                                      -13-
     4.1       Maintenance of Business                                                 -13-
     4.2       No Solicitation                                                         -13-
     4.3       Break-up Fee                                                            -14-

ARTICLE V

ADDITIONAL AGREEMENTS                                                                  -14-
     5.1       Access to Information                                                   -14-
     5.2       Confidentiality                                                         -14-
     5.3       Expenses                                                                -14-
     5.4       Public Disclosure                                                       -14-
     5.5       Consents                                                                -14-
     5.6       Best Efforts                                                            -14-
     5.7       Notification of Certain Matters                                         -15-
     5.8       Additional Documents and Further Assurances                             -15-
     5.9       Tax Returns                                                             -15-
     5.10      Agreement Not to Hire                                                   -15-
     5.11      Hart-Scott-Rodino Filing                                                -15-
     5.12      Cooperation by Seller                                                   -16-

ARTICLE VI

CONDITIONS TO THE ACQUISITION                                                          -16-
     6.1       Conditions to Obligations of Each Party to Effect the Acquisition       -16-
     6.2       Additional Conditions to Obligations of Summit and Seller               -16-
     6.3       Additional Conditions to the Obligations of CSC and Buyer               -17-

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES,COVENANTS AND
AGREEMENTS; INDEMNIFICATION                                                            -18-
     7.1       Survival of Representations and Warranties                              -18-
     7.2       Obligation of Summit and Seller to Indemnify, Reimburse, etc.           -19-
     7.3       Obligation of Buyer to Indemnify, Reimburse, etc.                       -19-
     7.4       Notice and Opportunity to Defend Against Third Party Claims             -19-

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                               TABLE OF CONTENTS
                                  (CONTINUED)
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                                                                                      PAGE

     7.5        Procedure for Indemnification with Respect to Non-Third Party Claims  -20-
     7.6        Net Indemnity                                                         -20-
     7.7        Limits on Indemnification                                             -20-

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER                                                     -21-
     8.1        Termination                                                           -21-
     8.2        Effect of Termination                                                 -22-
     8.3        Amendment                                                             -22-
     8.4        Extension; Waiver                                                     -22-

ARTICLE IX

GENERAL PROVISIONS                                                                    -22-
     9.1        Notices                                                               -22-
     9.2        Interpretation                                                        -23-
     9.3        Counterparts                                                          -23-
     9.4        Entire Agreement                                                      -23-
     9.5        Severability                                                          -24-
     9.6        Other Remedies                                                        -24-
     9.7        Governing Law                                                         -24-
     9.8        Rules of Construction                                                 -24-
     9.9        Disclaimer of Projections                                             -24-
     9.10       No Warranty                                                           -24-
     9.11       Cooperation and Records Retention                                     -25-
     9.12       Successors and Assigns                                                -25-


                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 19, 1997 by and among Credence Systems Corporation, a Delaware corporation ("CSC"), Test Systems Strategies, Inc., a Delaware corporation and wholly-owned subsidiary of CSC ("Buyer"), Summit Design, Inc., a Delaware corporation ("Summit"), and Test Systems Strategies, Inc., an Oregon corporation and wholly-owned subsidiary of Summit ("Seller").

                                    RECITALS

     A. The Boards of Directors of each of Summit, Seller, CSC and Buyer believe it is in the best interests of each company and their respective securityholders that Buyer acquire certain listed assets and assume certain listed liabilities of Seller (the "Acquisition").

     B. On the date hereof, Buyer has executed a $2,000,000 irrevocable purchase order to purchase 400 time-based licenses for Summit's Visual HDL interfaces for Visual Testbench ("VTB") software on CSC's standard form of purchase order, which is payable within five (5) business days after the date hereof.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I

                                THE ACQUISITION

     1.1 PURCHASE OF ASSETS.

         (a) PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.3(a)), all of Seller's right, title and interest in and to the assets and properties of Seller set forth on Schedule 1.1(a) (collectively, the "Assets") free and clear of all liens, pledges, charges, claims, actions, suits, proceedings, security interests or other encumbrances of any sort ("Liens"), other than as set forth on Schedule 2.7. The Assets do not include Summit's and Seller's VTB software.

         (b) NONASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSETS.
Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; PROVIDED, HOWEVER, that in each such case, Seller shall use its commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained by the Closing, Seller shall cooperate with Buyer in any arrangement designed for Buyer to perform Seller's obligation with respect to such

Asset after the Closing and for Buyer to receive the benefits under any such Asset after the Closing, which arrangements may include enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of Seller to be at the direction and expense of Buyer. Seller shall reimburse or pay Buyer for a portion equal to one-half of all costs and expenses, including amounts owed as a result of increased obligations under such instruments, resulting from an inability of Buyer to receive the benefits of such assignment or subcontract.

         (c) ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall only assume the obligations and liabilities of Seller listed on Schedule 1.1(c) (the "Assumed Liabilities"). Buyer shall not assume any liabilities or obligations of Seller or the Assets except for those liabilities and obligations which Buyer expressly assumes pursuant to this Section 1.1(c) and Seller shall retain those liabilities of Seller that are not Assumed Liabilities. Other than the Assumed Liabilities of Seller specifically listed in Schedule 1.1(c), Buyer shall not assume, nor shall Buyer or CSC or any of their respective affiliates, directors, employees, stockholders or agents, be deemed to have assumed or guaranteed, or be responsible for in any way, any liabilities or obligations, whether such liabilities or obligations are contingent or otherwise, or direct or indirect, of Seller or Summit.

         (d) RISK OF LOSS. In the event any of the Assets are unavailable for delivery to Buyer on the Closing Date as a result of risks for which such Assets were insured by Seller, Buyer may at its option elect (i) to require Seller to deliver to Buyer assignments of such Seller's rights under its insurance policies, if any, applicable to such Assets and to close on that basis, or (ii) to not close due to the failure of a condition to closing if the rights described in (i) above are not fully assignable and the amount of the loss reasonably can be expected to be in excess of five hundred thousand dollars ($500,000). Seller hereby agrees to use its reasonable best efforts to make such assignment of rights if Buyer so elects.

     1.2 CONSIDERATION.

         (a) CONSIDERATION. On the terms and subject to the conditions set forth in this Agreement, Buyer shall on the Closing Date pay to Seller by wire transfer of immediately available funds the sum of five million dollars ($5,000,000) in full payment for the transfer of Assets to Buyer and the assumption of the Assumed Liabilities by Buyer (the "Purchase Price").

         (b) TRANSFER TAXES. Buyer and Seller shall each pay and promptly discharge when due one-half of the entire amount of any and all sales, transfer and use taxes ("Sales Taxes") imposed or levied by reason of the sale of the Assets to the Buyer. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Sales Taxes and to prepare any documents necessary to satisfy the requirements of any applicable exemption from such laws. Buyer shall take title to, and possession of, the Assets in the State of Oregon. Buyer and Seller hereby waive compliance with the Oregon Uniform Commercial Code-Bulk Transfers and any other applicable state bulk transfer laws. Seller agrees to indemnify Buyer and CSC against all claims (other than Assumed Liabilities) brought by a creditor of Seller or Summit against Buyer or CSC or the Assets based on noncompliance with such laws in connection with the sale of the Assets.

     1.3 CLOSING.

         (a) CLOSING.  Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Summit, 9305 S.W. Gemini Drive, Beaverton, Oregon, at 10:00 a.m. on the later of (i) the date which is two business days following satisfaction or waiver of the last of the conditions to Closing as set forth in

Article VI hereof, and (ii) July 1, 1997, or on such other time and/or date as the parties agree (the actual date on which the Closing occurs is referred to herein as the "Closing Date").

         (b)  DELIVERY.  At the Closing:

            (i)   Buyer shall deliver to Seller:

                   (A) an instrument of assumption of liabilities by which Buyer shall assume the Assumed Liabilities as of the Closing;

                   (B) the Purchase Price; and

                   (C) the Software OEM License Agreement and the Software Development Agreement (the "Related Agreements").

            (ii)  Seller and Summit shall deliver to Buyer:

                   (A) a good and sufficient bill of sale for the Assets, selling, delivering, transferring and assigning to Buyer title to all of Seller's and/or Summit's right, title and interest in and to the Assets, free and clear of all Liens;

                   (B) the Related Agreements;

                   (C) valid assignments for all Contracts (as defined below) and all other contracts and agreements under which obligations are owed to Seller or Summit with respect to the Assets and intellectual property forms for filing with the applicable governmental agencies and other third party or governmental consents necessary to transfer the Assets; and

                   (D) resale certificates for the resale of any items in inventory.

            (iii) Seller and Buyer shall deliver or cause to be delivered to one another such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.

         (c) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date and at Buyer's request, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to the Assets, Seller and Summit shall, and shall use their reasonable best efforts to cause Seller's employees, agents and consultants to, sign, execute and acknowledge any and all documents and to perform such acts as may be necessary for the purposes of perfecting the assignment to Buyer of the Assets. The costs related to any of the foregoing shall be shared equally by Seller and Buyer.

                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF SELLER AND SUMMIT

     Summit and Seller, jointly and severally, represent and warrant to Buyer and CSC, subject to such exceptions as are specifically disclosed in the disclosure schedules supplied by Seller to Buyer and CSC (the "Seller Schedules") and dated as of the date hereof, which disclosures shall be deemed to be representations and warranties hereunder, as follows:

     2.1 ORGANIZATION; GOOD STANDING. Each of Seller and Summit are corporations duly organized, validly existing and in good standing under the laws of their respective states of organization, and have the corporate power and authority to own, lease and operate their properties and to carry on their businesses as the same are now being conducted. Each of Seller and Summit is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Assets (or Buyer's interest therein or use thereof following the Closing) (a "Material Adverse Effect"). Seller has property, employees or operations relating to the Assets only in the jurisdictions set forth on Schedule 2.1. Summit owns one hundred percent (100%) of the shares of capital stock or other proprietary interests in Seller.

     2.2 AUTHORIZATION OF SELLER. Each of Seller and Summit has full power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Sections 1.1(b) or 1.3(b) hereunder (the "Closing Documents") and the Related Agreements to which it is a party. Each of Seller and Summit has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Related Agreements to which it is a party. No other corporate or securityholder proceedings or action on the part of Seller or Summit, or their respective securityholders, are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly executed and delivered by Seller and Summit. This Agreement and the Related Agreements to which it is a party constitute valid and binding obligations of Seller and Summit, enforceable in accordance with their terms:
(i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, (ii) except as may be required by the Bulk Sales provisions of applicable state law, and (iii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy. The execution and delivery of this Agreement and the Related Agreements by Seller and Summit do not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles or Certificate of Incorporation or Bylaws of Seller or Summit or (ii) any material mortgage, indenture, lease, contract or other agreement or material instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or Summit or their properties or assets, except where such Conflict would not have a Material Adverse Effect.

     2.3 FINANCIAL STATEMENTS. Seller has previously furnished Buyer with copies of the profit and loss statements of Seller for each of the quarters in the year ended December 31, 1996 and the quarter ended March 31, 1997, (collectively, the "Seller Financials"). The Seller Financials fairly present' in all material respects the results of operations of Seller for the periods therein set forth, subject to normal year-end adjustments, in each case in accordance with generally accepted accounting principles applied on a consistent basis. Summit's revenue recognition policies with respect to the Seller Financials have been made in accordance with generally accepted accounting principles. Summit and Seller maintain an accounting system in accordance with generally accepted accounting principles. Notwithstanding the foregoing, the Seller Financials were prepared using an allocation of cost of goods sold based on Summit's overall cost of goods sold as a percentage of total revenue, using an allocation of general and administrative expense between Seller's and Summit's SLDA business, and do not include any allocation for corporate marketing expenses.

     2.4 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since March 31, 1997, there has not been:

         (a) Any material adverse change in the financial condition, results of operation, assets, liabilities, business, or prospects of Seller or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

         (b) Any material transaction relating to or involving Seller (other than the transactions contemplated herein) which was entered into or carried out by Seller other than in the ordinary and usual course of business;

         (c) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any material contract, agreement, license, or other instrument to which Seller or Summit is a party and relating to or affecting the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

         (d) Any notice (written or unwritten) from any employee of Seller that such employee has terminated, or intends to terminate, such employee's employment with Seller;

         (e) Any adverse relationships or conditions with vendors or customers that may have a Material Adverse Effect; or

         (f) Any other event or condition of any character which has resulted in a Material Adverse Effect, or may reasonably be expected to have a Material Adverse Effect.

     2.5 CUSTOMERS AND COMMITMENTS. Neither Summit nor Seller is aware nor has any reason to believe that any of Seller's five largest customers during the twelve month period ended March 31, 1997 (determined on the basis of both revenues and bookings during such period) has terminated, or intends materially to reduce or terminate, the amount of its business with Seller. Schedule 2.5 contains a true, accurate and complete list of Seller's obligations and commitments owed to customers or prospective customers and rights of customers or prospective customers with respect to Seller's products.

     2.6 INVENTORY. All inventory of Seller included in the Assets and, to the knowledge of Seller, all items to be delivered to Seller for such inventory after the Closing that are subject to purchase commitments outstanding at the Closing, consist of items that are or upon delivery will be of a quality and quantity presently usable and saleable in the ordinary course of business.

     2.7 TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. Seller has good and valid title to all of the Assets, free and clear of any Liens. Seller has full right and power to (and at the Closing will) sell, convey, assign, transfer and deliver to Buyer good and valid title to all the Assets, free and clear of any and all Liens, except (i) for the Assumed Liabilities, (ii) for statutory liens for taxes not yet due (none of which shall be the obligation of CSC or Buyer) and (iii) as set forth on Schedule 2.7. The Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform in all material respects to all applicable laws. All leases are binding, valid and enforceable on the Seller in accordance with their terms and, to the knowledge of the Seller, are enforceable against the other party or parties thereto in accordance with their terms, in each case subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Seller is not in default under any lease and there has not occurred any event which, with the giving of notice or lapse of time or both, would constitute a material default under any lease. To the knowledge of Seller, there are no current defaults by any other party to any lease or events that have occurred which, with the giving of notice or lapse of time or both, would constitute a material default by such party under any lease. After the Closing Date, Buyer will be entitled to the continued use and possession of the personal property leased by it, for the terms specified in such leases and for the purposes consistent with the past practices of the Seller.

     2.8 COMPLIANCE WITH LAWS. Seller has complied and is in compliance with all applicable foreign, federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions where the failure to comply could have a Material Adverse Effect. There is no order issued, investigation, or proceeding pending or notice served on Summit or Seller or, to Seller's and Summit's knowledge, threatened, with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality applicable to the Assets.

     2.9 CONSENTS. The execution and delivery of this Agreement by the Seller and Summit does not, and the performance of this Agreement and the Related Agreements by the Seller and Summit do not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other third party, including licensors and lenders, except for applicable requirements, if any, of bulk sales laws and the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     2.10 PROPRIETARY RIGHTS.

          (a) Seller (i) owns all right, title and interest in, (ii) is exclusively licensed, or (iii) is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets and other intellectual property rights, and any applications or registrations therefor, and all inventions, mask work layouts, net lists, source code, object code, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form which form part of the Assets, without any conflict with or infringement of the rights of others and free and clear of any Liens (collectively, the "Intellectual Property Rights"). Seller has the right to use, sell, license, assign, transfer, convey or dispose of the Intellectual Property Rights or the products, processes and materials covered thereby.

          (b) Schedule 2.10(b) sets forth: (i) all copyrights, patents, patent applications, trademarks, service marks, tradenames, and other company, product or service identifiers owned by or licensed to Seller with respect to the Intellectual Property Rights; (ii) the jurisdictions) in which an application for patent or application for registration, if any, of each Intellectual Property Right has been made, including the respective application numbers and dates; (iii) the jurisdiction(s), if any, in which each such Intellectual Property Right has been patented or registered, including the respective patent or registration numbers and dates; (iv) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from the Intellectual Property Rights (other than to end-user licenses entered into in the.ordinary course of business); and (v) all parties to whom the Seller has delivered copies of its source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Seller has delivered to CSC copies of all licenses, sublicenses, and other agreements identified pursuant to clause (iv) above. Seller and, to the knowledge of Seller, each other party thereto, is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. Seller has no knowledge of any claim, threatened claim or facts indicating that Seller or any other party thereto has breached any material terms or conditions of such licenses, sublicenses, or other agreements.

           (c) Seller has taken all necessary and appropriate steps, including, without limitation, the filing of copyright, and trademark applications to perfect and protect its interest in the Intellectual Property Rights in all countries and other jurisdictions in which the Seller does business, except where the failure to take such actions or make such applications or filings would not (i) have a Material Adverse Effect or (ii) materially interfere with the use or enforcement of the Intellectual Property Rights in the ordinary course of business. Seller has the exclusive right to file, prosecute, and maintain such applications and the patents and registrations that issue therefrom.

           (d) To Seller's knowledge, after due inquiry, all patents and registered trademarks, service marks, and other company, product or service identifiers and copyrights held by Seller are valid and enforceable.

           (e) Seller and Summit have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property Rights of the rights to such contributions that the Seller does not already own by operation of law except where failure to secure such assignments would not have a Material Adverse Effect.

           (f) To Seller's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of Summit or Seller.

           (g) Seller has not brought any actions or lawsuits alleging (i) infringement of any of the Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Intellectual Property Rights. To Seller's knowledge, there do not exist any facts which could form the basis of any such action or lawsuit. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property Rights.

           (h) No person has asserted or, to the knowledge of Seller, threatened to assert any claims with respect to the Intellectual Property Rights (i) contesting the right of Seller to use, exercise, sell, license, transfer or dispose of any of the Intellectual Property Rights or any products, processes or materials covered thereby or (ii) challenging the ownership, validity or enforceability of any of the Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Seller.

           (i) Schedule 2.10(i) sets forth: (i) all copyrights, patents, patent applications, trademarks, service marks, tradenames, trade secrets and other company, product or service identifiers licensed to Seller ("In-licensed Intellectual Property Rights") and (ii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use, exercise, or receive any benefit from any In-Licensed Intellectual Property Right (other than commercially available, I.E., "off-the-shelf" software). Seller has delivered to CSC copies of all licenses, sublicenses and other agreements identified pursuant to clause (ii) above. Seller and, to Seller's knowledge, each other party thereto is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. Seller has no knowledge of any claim, threatened claim or the existence of any facts indicating that Seller or any other party thereto has breached any material terms or conditions of such licenses, sublicenses, or other agreements.

           (j) No In-Licensed Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement related to, or restricting in any manner, the use or licensing thereof by Seller.

           (k) Seller has the right to sell, assign, transfer, and convey all of its right, title and interest in and to the Intellectual Property Rights and In-Licensed Intellectual Property Rights to Buyer. Seller is not, nor will be as a result of the execution and delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, in violation of, breach of nor will Seller forfeit, terminate or in any way impair any material Intellectual Property Right or In-Licensed Intellectual Property Right whether or not pursuant to any license, sublicense or agreement with respect to the Intellectual Property Rights or In-Licensed Intellectual Property Rights set forth or required to be set forth in the Seller Schedules, or in any way impair the right of Buyer to use, sell, license or dispose of or to bring any action for the infringement of, any Intellectual Property Right or In-Licensed Intellectual Property Right or any products or technology designed, developed, manufactured, sold or serviced by Seller (collectively, "Products").

           (l) To Seller's knowledge, the manufacture, marketing, license, sale or use of any Products anywhere in the world does not (i) violate any material license or agreement with any third party, or (ii) infringe on any intellectual property right of any third party. Neither Summit nor Seller knows of any claims to the effect that the manufacture, marketing, license, sale or use of any Product infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party. Neither Seller nor Summit has received service of process or been charged in writing as a defendant in any claim, suit, action or proceeding that alleges that any Asset infringes any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights of any third party, which has not been finally adjudicated prior to the date hereof. Neither Seller nor Summit has any outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another which relates to the Assets.

           (m) Seller and Summit have taken all necessary and appropriate steps to protect and preserve the confidentiality of, and proprietary rights in, all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source code, program listings, and trade secrets ("Confidential Information"), including, without limitation, marking all such Confidential Information with appropriate "Proprietary" or "Confidential" legends, establishing policies for the handling, disclosure, and use of Confidential Information, and the acquisition of valid written nondisclosure agreements from any party (including Summit and Seller employees) receiving Confidential Information (the form of which has been provided to CSC and its counsel), except where failure to take such steps would not have a Material Adverse Effect. All Confidential Information is presently, and as of the Closing will be, located at Seller's address as set forth in this Agreement. No person other than Seller has used, divulged or appropriated Confidential Information except for the benefit of Seller. No person has used, divulged or appropriated Confidential Information to the detriment of Seller other than pursuant to the terms of written agreements between Seller and such other persons.

     2.11 RESTRICTIVE DOCUMENTS OR ORDERS. Neither Summit nor Seller is a party to or bound by any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which (i) has, or could reasonably be expected to have, a Material Adverse Effect, or (ii) materially adversely affects, or could reasonably be expected to materially adversely affect, the consummation of the transactions contemplated by this Agreement or the Related Agreements.

     2.12  CONTRACTS AND COMMITMENTS.

           (a) Schedule 2.12 sets forth a list of all outstanding licenses, contracts or other agreements, whether or not in writing, to which obligations are owing by the Seller and which are related to the Assets or pursuant to which Seller or Summit derives any benefits relating to the Assets (collectively "Contracts").

           (b) Seller has performed all of its obligations under the terms of each Contract, and is not in default thereunder, in either case, except where such non-performance or default would have a Material Adverse Effect. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by Seller or, to Seller's knowledge, any other party thereto under any such Contract where such default by any such party could have a Material Adverse Effect. Each Contract is valid and binding on the Seller and, to the knowledge of the Seller, on each other party thereto and is in full force and effect. Neither Summit nor Seller has received any notice of default, cancellation, or termination in connection with any Contract.

     2.13 ASSETS. Upon or after the Closing, Buyer will have all the intellectual property that Seller or Summit owned or had the right to use that was necessary to operate the business of Seller relating to Seller's TDS product line (but not Seller's Visual Test Bench product line) prior to the Closing.
The Assets are suitable for the purpose or purposes for which they are being used by Seller prior to the Closing, and are free from any known defects, except such minor defects as do not interfere with the continued use thereof.

     2.14 INSURANCE. Schedule 2.14 sets forth all insurance policies and fidelity bonds covering the Assets. All such insurance policies and fidelity bonds will terminate as of the Closing. There is no claim by the Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.15 PRODUCT WARRANTIES AND ITS PRODUCT LIABILITY. Seller is not obligated under any product warranty relating to the Assets, except pursuant to Seller's standard product license agreement (a form of which is attached hereto as Schedule 2.15). Seller is not aware of any claim in excess of claims made in the ordinary course of business.

     2.16 LITIGATION. Except as disclosed in documents that Summit has filed with the Securities and Exchange Commission before the date of this Agreement, there is no claim, investigation, litigation, action, suit, or administrative or judicial proceeding pending or threatened against Summit or Seller, or to Seller's or Summit's knowledge, any officer or director of Summit or Seller, and involving the Assets. Neither Summit nor Seller has received any complaints from any of its customers or suppliers within the last year, which complaints could reasonably be expected individually or in the aggregate, to have a Material Adverse Effect.

     2.17 INTERESTED PARTY RELATIONSHIPS. Neither Summit nor Seller, nor any officer or director of Summit or Seller has any material financial interest, direct or indirect, in any material supplier or customer or any party to any contract that is included in the Assets.

     2.18 BOOKS AND RECORDS. The books and records of Summit and Seller to which CSC, Buyer and their accountants and attorneys have been given access are the true books and records of

Summit and Seller and accurately reflect, when read together, the underlying information presented therein in all material respects.

     2.19 COMPLETE DISCLOSURE. To the knowledge of Summit's Chief Executive Officer and Chief Financial Officer, no representations or warranties made by Summit or Seller in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Summit or Seller or its representatives to CSC or Buyer pursuant hereto or the Related Agreements or otherwise in connection with the transactions contemplated hereby or thereby, when read together, contains or will contain any untrue statement of a material fact, or omits or will have failed to state a material fact necessary to make the statements or facts contained herein or therein not misleading; PROVIDED, HOWEVER, that the above mentioned information contains projections and other forward looking statements. There is no presently existing event, fact or condition that would have, has or could reasonably be expected to have a Material Adverse Effect, which has not been set forth in this Agreement or the Related Agreements or the exhibits hereto or thereto or otherwise disclosed by Summit or the Seller to CSC or Buyer in writing prior to or on the Closing Date. Seller and/or Summit, as the case may be, has prepared such disclosure documents in good faith.

     2.20 BACKLOG. Schedule 2.21 sets forth the backlog of orders that the Seller is to ship and contract work to be performed as of May 1, 1997, and such schedule will be updated to indicate such backlog as of the Closing. The Seller either (i) possesses sufficient inventory of Products, materials and personnel to produce the same within their schedule delivery dates or (ii) such Products or materials have lead times such that the Seller can acquire or produce such Products and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF BUYER AND CSC

Buyer and CSC, jointly and severally, represent and warrant to Seller and Summit as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Each of Buyer and CSC are corporations duly organized, validly existing and in good standing under the laws of Delaware, and have the corporate power and authority to own, lease and operate their properties and to carry on their businesses as the same are now being conducted. Each of Buyer and CSC is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer or CSC to consummate the transactions contemplated by this Agreement and the Related Agreements.

     3.2 AUTHORITY. Each of Buyer and CSC has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and CSC. This Agreement has been duly executed and delivered by Buyer and CSC and constitutes the valid and binding obligation of Buyer and CSC, enforceable in accordance with its terms
(i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, (ii) except as may be required by the Bulk Sales provisions of applicable state law, and (iii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy. The Related Agreements have been duly executed and delivered by Buyer and CSC and constitute the valid and binding obligation of Buyer and CSC, enforceable in accordance with their terms (i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, (ii) except as may be required by the Bulk Sales provisions of applicable state law, and (iii) except as the indemnification provisions contained in this Agreement may be limited by principles of public policy.

     3.3 ABILITY TO PERFORM. CSC currently has available, and at the time payable to Seller pursuant to the terms of this Agreement or to Summit pursuant to the Related Agreements, CSC and Buyer will have available, sufficient cash to enable them to perform their obligations under this Agreement and the Related Agreements.

     3.4 NO CONFLICT. The execution and delivery of this Agreement and the Related Agreements by Buyer and CSC do not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not give rise to any Conflict under (i) any provision of the Certificate of Incorporation or Bylaws of Buyer or CSC or (ii) any material mortgage, indenture, lease, contract or other agreement or material instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to buyer or their properties or assets except where such conflict would not have a material adverse effect on the business of Buyer. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer and CSC in connection with the execution and delivery of this Agreement and the Related Agreements or (except as has been, or will be, obtained prior to the Closing) the consummation of the transactions contemplated hereby and thereby.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE CLOSING DATE

     4.1 MAINTENANCE OF BUSINESS. During the period from the date hereof through the Closing, Seller and Summit shall use their commercially reasonable efforts (i) to preserve the Assets and maintain all equipment and machinery in good working order, and (ii) keep available the services of key employees and preserve relationships with customers and suppliers. During such period, Seller shall not, without the written consent of CSC (i) terminate the employment of any engineering or technical personnel or other key employees except for cause;
(ii) alter any employee or personnel benefits; or (iii) dispose of any Assets (other than in the ordinary course of business and subject to the obligation to maintain proper inventory levels).

     4.2 NO SOLICITATION. Until the Closing Date or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, as the case may be, neither Summit nor Seller will (nor will Seller or Summit permit any of their respective officers, directors, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any party other than CSC or Buyer and its designees:

         (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to, directly or indirectly, acquire all or any portion of the Assets or securities of Seller, whether by merger, purchase of assets, security issuance or sale or otherwise,

         (b) disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning the Assets or afford to any person or entity access to Seller's properties, books or records, or

         (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Assets or acquire more than 50% of the Seller's voting securities, other than selling products of Seller in the ordinary course of business and consistent with past practice.

     In the event Summit or Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, Summit shall promptly inform Buyer as to any such offer or proposal. If the Board of Directors of Seller or Summit is advised by legal counsel that it must consider such offer or proposal, under applicable law, including fiduciary duties under applicable law, then the Seller shall provide Buyer with all written materials prepared by the Seller or the soliciting party in connection with such proposal, and shall at all times while such offer or solicitation is pending, keep Buyer informed as to the status thereof.

     4.3 BREAK-UP FEE. Summit agrees to pay to Buyer the sum of two million dollars ($2,000,000) in the event that the Acquisition is not consummated for any reason other than a material breach of this Agreement by CSC or Buyer.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 ACCESS TO INFORMATION. Summit and Seller shall afford CSC and Buyer and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (a) all of Seller's properties, books, contracts, commitments and records, and (b) all other information concerning the Assets as Buyer may reasonably request.

     5.2 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement and the Related Agreements or the effectuation of the transactions contemplated hereby and thereby, confidential; PROVIDED, HOWEVER, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) is disclosed by a third party without the violation of an obligation to such other party, or (d) is required to be disclosed by order of court or government agency with subpoena powers; provided, that such party shall provide reasonable notice to each other party that it is required to disclose information pursuant to this Section 5.2(d).

     5.3 EXPENSES. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; PROVIDED, HOWEVER, that CSC and Summit shall each bear one-half of: (i) any filing fees required under the HSR Act;
(ii) any fees, taxes and expenses incurred pursuant to Sections 1.1(b), 1.2(b) and 1.3(c) of this Agreement.

     5.4 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the terms and conditions of this Agreement shall be made by any party hereto unless approved by CSC and Summit prior to release, provided that such approval shall not be unreasonably withheld, and subject to Summit's and CSC's obligation to comply with applicable securities laws. The parties acknowledge and agree that a press release or releases (in the form and substance mutually satisfactory to Summit and CSC) relating to the signing of this Agreement shall be issued by the parties hereto upon the signing of this Agreement.

     5.5 CONSENTS. Each party shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals from any third parties, including, without limitation, under any of the Contracts as may be required in connection with the Acquisition and so as to transfer to Buyer all rights in the Assets of Seller thereunder as of the Closing.

     5.6 BEST EFFORTS. Subject to the terms and conditions provided in this Agreement and to the fiduciary duties of the boards of directors of Summit and Seller, each party hereto shall use its respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations: to consummate and make effective the transactions contemplated hereby and by the Related Agreements, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove or satisfy any conditions precedent under this Agreement, injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements for the purpose of securing to the parties hereto the benefits contemplated hereby and thereby.

     5.7 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to each other party, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Summit, Seller, CSC or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of Summit, Seller, CSC or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.8 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

     5.9 TAX RETURNS. Seller shall be responsible for and pay when due (i) all of Seller's Taxes attributable to or levied or imposed upon the Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the Seller's business operations prior to the Closing Date. Seller shall timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Tax Returns required to be filed in connection with the Assets and any portion of any such Tax Returns connected therewith shall be true and correct and completed in accordance with applicable laws.

     5.10 AGREEMENT NOT TO HIRE. Other than with the written consent of CSC, Summit and Seller agree not to solicit or hire any of the individuals hired by the Buyer within thirty (30) days of the Closing, whether as employees or otherwise, until the later of (i) termination of their employment with Buyer, and (ii) two years from the Closing Date. Other than with the written consent of Summit, Buyer agrees not to solicit or hire any of the persons employed by Summit or its subsidiaries (other than Seller) as of the Closing Date, whether as employees or otherwise, until the later of (i) termination of their employment with Summit or such subsidiaries and (ii) two years from the Closing Date. Notwithstanding the foregoing, Buyer may offer employment to those employees of Seller prior to the Closing as Buyer, in its sole and absolute discretion, shall select, such offers of employment to be contingent on the Closing.

     5.11 HART-SCOTT-RODINO FILING. Seller and Buyer shall promptly file with the Federal Trade Commission and the Antitrust Division of the Department of Justice any notification and report required by the HSR Act, and, in the event that any additional filings are required, and shall cooperate with each other with respect to the foregoing. The parties shall give each other prior notice and consult with each other prior to any meeting with the United States Federal Trade Commission or Department of Justice with respect to their respective filings under the HSR Act or any review by either of the foregoing agencies. Each of the parties shall take all reasonable actions necessary to cause the expiration of the waiting periods under the HSR Act as promptly as possible and shall promptly file any supplemental information which may be requested in connection therewith.

     5.12 COOPERATION BY SELLER. Seller agrees to use its commercially reasonable efforts during the six (6) months after the Closing to provide cooperation between Seller's remaining personnel in Seller's offices and Buyer's personnel to help assure an orderly transition of customer accounts and to help assure an orderly transition of the Assets. Buyer shall reimburse Seller for these services at Seller's cost (including fully burdened labor costs, materials and reasonable travel costs). Summit agrees to use its commercially reasonable efforts to cooperate with CSC in the preparation and filing of any necessary reports with the Securities and Exchange Commission, and shall provide CSC with such information as CSC shall reasonably request for such purpose.

                                   ARTICLE VI

                         CONDITIONS TO THE ACQUISITION

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION.

  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

         (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

         (b) CONSENTS AND GOVERNMENTAL APPROVALS. All governmental approvals and third party consents required to be made or obtained by any party hereto in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby shall have been made or obtained and be in full force and effect. Complete and correct copies of all such governmental approvals and such consents shall have been delivered by each party to each other party. Without limiting the generality of the foregoing, the notifications of the parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

         (c) RELATED AGREEMENTS. Buyer, Summit and Seller shall have executed and delivered the Related Agreements, and the Related Agreements shall be in full force and effect.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SUMMIT AND SELLER. The obligations of Summit and Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller and Summit, respectively:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of CSC and Buyer in this Agreement not qualified as to materiality shall be true and correct in all material respects, and the representations and warranties that are qualified as to materiality shall be true and correct, on and as of the Closing Date as though such representations and warranties were made on and as of such time and Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

         (b) CERTIFICATE OF BUYER AND CSC. Seller shall have been provided with a certificate executed on behalf of Buyer and CSC by each of their respective Chief Executive Officers and a Chief Financial Officers to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Buyer and CSC in this Agreement not qualified as to materiality are true and correct in all material respects, and the representations and warranties that are qualified as to materiality shall be true and correct; and

               (ii) all covenants, obligations and conditions of this Agreement and the Related Agreements to be performed by Buyer or CSC on or before such date have been so performed in all material respects.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CSC AND BUYER. The obligations of CSC and Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer or CSC, respectively:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of CSC and Seller in this Agreement not qualified as to materiality shall be true and correct in all material respects, and the representations and warranties that are qualified as to materiality shall be true and correct, on and as of the Closing Date as though such representations and warranties were made on and as of such time and Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

         (b) CERTIFICATE OF SELLER AND SUMMIT. Buyer shall have been provided with a certificate executed on behalf of Seller and Summit by each of their respective Chief Executive Officers and a Chief Financial Officers to the effect that, as of the Closing Date:

               (i) all representations and warranties made by Seller and Summit in this Agreement not qualified as to materiality are true and correct in all material respects, and the representations and warranties that are qualified as to materiality shall be true and correct;

               (ii) all covenants, obligations and conditions of this Agreement and the Related Agreements to be performed by Seller or Summit on or before such date have been so performed in all material respects;

               (iii) since the date of signing this Agreement, there has not occurred any event that would have a Material Adverse Effect.

         (c) CLAIMS. There shall not have occurred any claims (whether or not asserted in litigation) which materially and adversely affect the consummation of the transactions contemplated hereby or the Assets.

         (d) NO INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Assets, or limiting or restricting Buyer's conduct or operation of the business related to the Assets as conducted on the date of this Agreement following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         (e) NO MATERIAL ADVERSE EVENT. Since the date of signing this Agreement, there has not occurred any event that would have a Material Adverse Effect.

         (f) THIRD PARTY RIGHTS. No third party shall have any right of any nature whatsoever (including, without limitation, any right to receive royalty payments) in respect of any of the Assets other than Liens for leased equipment.

         (g) SATISFACTORY FORM OF LEGAL MATTERS. The form, scope and substance of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to counsel to Summit and CSC.

         (h) CERTAIN ASSIGNMENTS. Seller and/or Summit, as applicable, shall deliver such assignments of In-Licensed Intellectual Property as are necessary to transfer the Assets.

                                  ARTICLE VII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   COVENANTS AND AGREEMENTS; INDEMNIFICATION

     7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party hereto set forth in this Agreement (as modified by the Seller Schedules and any Buyer Schedule) shall survive until the date that is one year after the Closing Date; provided, however, the representations and warranties contained in Sections 2.8, 2.10, 2.12(a) and 2.13 shall survive until the date that is three (3) years after the Closing Date. All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements, including without limitation Sections 4.2 and 4.3 of this Agreement, shall not survive the Closing Date and shall terminate as of the Closing.

     7.2 OBLIGATION OF SUMMIT AND SELLER TO INDEMNIFY, REIMBURSE, ETC. Subject to the limitations set forth in Sections 7.1, 7.5 and 7.6, Summit and Seller and their successors and assigns, jointly and severally, shall indemnify, reimburse, defend and hold harmless Buyer and CSC and their respective successors and assigns and each of their respective directors, officers, employees, Affiliates, and their respective successors and assigns from and against any claims, losses, liabilities, damages, causes of action, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses) (collectively "Losses") resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Summit or Seller (after taking into account the exceptions to such representations and warranties which are set forth on the Seller Schedules), and
(ii) the nonfulfillment or breach on the part of Summit or Seller of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 7.1.

     7.3 OBLIGATION OF BUYER TO INDEMNIFY, REIMBURSE, ETC. Subject to the limitations set forth in Sections 7.1 and 7.5, Buyer and CSC and their respective successors and assigns, jointly and severally, shall indemnify, defend and hold harmless Summit and Seller and their respective successors and assigns and each of their respective directors, officers, employees, Affiliates, and their respective successors and assigns from and against any Losses resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Buyer (after taking into account the exceptions to such representations and warranties which are set forth on a Buyers' Schedule, if any, which will be delivered, if applicable, at the Closing) and (ii) the nonfulfillment on the part of Buyer of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 7.1.

     7.4 NOTICE AND OPPORTUNITY TO DEFEND AGAINST THIRD PARTY CLAIMS.

         (a) Promptly after receipt from any third party by any party hereto of a written notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in Losses for which indemnification may be sought hereunder, the party seeking indemnification pursuant to Section 7.2 or 7.3 (the "Indemnitee") shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section 7.2 or 7.3 (the "Indemnifying Party"), PROVIDED, HOWEVER, that a failure to give such notice shall not prejudice the Indemnitee's right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnitee when such information is available.

         (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 20 business days following its receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability with all reasonable costs and expenses borne by the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, PROVIDED, HOWEVER, that such consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability; PROVIDED, HOWEVER, that if the Indemnitee reasonably determines that there is a conflict of interest between the Indemnified Party and the Indemnitee, the fees of such counsel shall be borne by the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     7.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that CSC and Buyer, on the one hand, and Summit and Seller, on the other hand, assert the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by third parties), Indemnitee shall give write notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 7.5, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If Indemnifying Party, within sixty (60) days after the mailing of notice by Indemnitee, shall not give written notice to Indemnitee announcing its intent to contest such assertion of Indemnitee, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Indemnifying Party contests the assertion of a claim by giving such written notice to Indemnitee within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation, including attorney's fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after such notice.

     7.6 NET INDEMNITY. The amount of any Losses from and against which either party is liable to indemnify, reimburse, defend and hold harmless the other party or any other person pursuant to Section 7.2 or Section 7.3 shall be reduced by any insurance or other recoveries or any tax benefit that such indemnified person realizes or may realize as a result of or in connection with such Loss and increased by any taxes such indemnified person realizes or may realize in respect of indemnification for such Loss.

     7.7 LIMITS ON INDEMNIFICATION. Absent fraud or willful misconduct of any party (for which there shall be no limitation of liability of any party), no party shall have any right to seek indemnification under this Agreement (i) until Losses which would otherwise be indemnifiable hereunder and have been incurred by such party and other indemnitees associated with or related to such party exceed $100,000 after insurance or other recoveries and on an after-tax basis in the aggregate (provided that after such $100,000 amount has been satisfied, the Indemnitee shall be entitled to recover all Losses, including such $100,000 amount); or (ii) for an aggregate amount in excess of $5,000,000. The parties to this Agreement shall have liabilities and obligations for Losses under this Article VII only with respect to claims submitted or notice of claims provided during the relevant time period of survivability of the specific representation, warranty, covenant or agreement as set forth herein. Notwithstanding the expiration dates of the representations, warranties, covenants and agreements set forth herein, if any party to this Agreement shall provide notice to the other parties with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement, such Indemnifying Party's (as defined herein) liability or obligation for Losses identified in such notice shall continue in full force and effect until a final determination of such liability or obligation with respect to those claims timely made.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing
Date:

         (a) by mutual consent of Seller and Buyer;

         (b) by CSC or Summit if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

         (c) by CSC if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which: (i) results in the issuance of such an order or injunction, or the imposition against any party hereto of substantial damages if the Acquisition is consummated, (ii) prohibits CSC's or Buyer's ownership or operation of all or a material portion of the Assets or compels the Buyer or Seller to dispose of or hold separate all or a material portion of the Assets of Buyer or Seller as a result of the sale of the Assets,
(iii) materially limits or restricts Buyer's conduct or operation of the Assets after the Closing, or (iv) renders any party hereto unable to consummate the sale of the Assets. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted;

         (d) by CSC if it is not in material breach of its obligations under this Agreement or the Related Agreements and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or the Related Agreements on the part of Summit or Seller and such breach has not been cured within ten (10) business days after written notice to Summit and Seller (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

         (e) by Summit if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or the Related Agreements on the part of CSC or Buyer and such breach has not been cured within ten (10) business days after written notice to CSC and Buyer (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or their respective officers, directors, securityholders or Affiliates, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 4.3, 5.2, 5.3, 5.4, 5.12 and 9.7 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to the Closing Date, CSC, on the one hand, and Summit, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party or Seller or Buyer, as applicable, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not be deemed to be a waiver or extension of any other condition or breach of any other representation or warranty nor shall the forbearance by any party to seek a remedy for any noncompliance or breach by any other party hereto be deemed to be a waiver by such party of any rights or remedies with respect to such breach or noncompliance.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or BY commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Buyer, to:

              Credence Systems Corporation
              215 Fourier Avenue
              Fremont, California 94539

              Attention:  Wilmer R. Bottoms
              Telecopy No.: (510) 623-2547

              with a copy to:

              Brobeck, Phleger & Harrison LLP
              2200 Geng Road
              Two Embarcadero Place
              Palo Alto, CA 94303
              Attention:  Warren T. Lazarow, Esq.
              Telecopy No.: (415) 496-2733

         (b)  if to Seller or Summit, to:

              Summit Design, Inc.
              9305 S.W. Gemini Drive
              Beaverton, Oregon 97008
              Attention:  Larry Gerhard
              Telecopy No.: (503) 646-9320

              with a copy to:

              Wilson Sonsini Goodrich & Rosati, P.C.
              650 Page Mill Road
              Palo Alto, California 94304
              Attention:  Steven V. Bernard, Esq.
              Telecopy No.: (415) 493-6811

     9.2 INTERPRETATION. When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 ENTIRE AGREEMENT. This Agreement, the schedules and exhibits hereto and the Related Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Other than equitable remedies available to any party or claims based on fraud,
Article VII hereto shall be the sole remedy of any party hereto for breaches of representations, warranties, covenants and agreements set forth in this Agreement.

     9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Title to the Assets shall pass in the State of Oregon.

     9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 DISCLAIMER OF PROJECTIONS. With respect to any of the representations and warranties contained in Section 2.20 of this Agreement relating to any financial projection or forecast with respect to the Assets delivered by or on behalf of Seller or Summit to Buyer, Buyer acknowledges that to the extent such projections or forecasts were made in good faith: (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) it is familiar with such uncertainties; (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it; and (D) it shall have no claim against Seller or Summit with respect to any such projection or forecast.

     9.10 NO WARRANTY ON INVENTORY. WITH RESPECT TO ANY INVENTORY OF SELLER INCLUDED IN THE ASSETS, BUYER ACKNOWLEDGES THAT SELLER TS TRANSFERING SUCH INVENTORY "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES REGARDING FUNCTIONALITY, PERFORMANCE, USE, OPERATION OR SPECIFICATIONS, AND WITHOUT EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT (EXCEPT THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN). IN NO EVENT SHALL SELLER OR SUMMIT BE LIABLE TO BUYER FOR LOSS OF PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO A DEFECT IN SUCH INVENTORY.

     9.11 COOPERATION AND RECORDS RETENTION. The parties hereto shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any filing with the Securities and Exchange Commission or any tax return, statement, report, form or other document (hereinafter, collectively, a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes or filing with the Securities and Exchange Commission, (ii) each retain and provide the other with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, each party hereto shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

9.12 SUCCESSORS AND ASSIGNS. All of the terms and conditions of this Agreement shall be binding upon, and shall insure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, CSC, Buyer, Seller and Summit have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

                               TEST SYSTEMS STRATEGIES, INC.,
                               a Delaware corporation



                               By:
                                  ------------------------------------

                               Name:
                                    ----------------------------------

                               Title:
                                     ---------------------------------

                               CREDENCE SYSTEMS CORPORATION


                               By:    /s/ Richard Y. Okumoto
                                  ------------------------------------

                               Name:  Richard Y. Okumoto
                                    ----------------------------------

                               Title: Exec. V.P. & CFO
                                     ---------------------------------



                               TEST SYSTEMS STRATEGIES, INC.,
                               a Delaware corporation


                               By:    /s/ Larry J. Gerhard
                                  ------------------------------------

                               Name:  Larry J. Gerhard
                                    ----------------------------------

                               Title: President, CEO
                                     ---------------------------------



                               SUMMIT DESIGN INC.


                               By:    /s/ Larry J. Gerhard
                                  ------------------------------------

                               Name:  Larry J. Gerhard
                                    ----------------------------------

                               Title: President, CEO
                                     ---------------------------------